UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under Rule 14a-12

REPUBLIC FIRST BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER PETER B. BARTHOLOW PAMELA D. BUNDY RICHARD H. SINKFIELD III
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania corporation (the “Company”).

On February 28, 2022, J. Abbott R. Cooper, Managing Member of Driver Management Company LLC, sent the following letter to the board of directors of the Company:

February 28, 2022

Board of Directors
Republic First Bancorp, Inc
c/o Kemma Brown
Corporate Secretary
Two Liberty Place
50 S. 16th Street, Suite 2400
Philadelphia, PA 19102

Via Email and FedEx

Directors,

Reference is made to Article XII-Ownership Limitation (“Article XII”) of the Articles of Incorporation of Republic First Bancorp, Inc (the “Company”), which purports to (i) limit shareholders to Holdings (as defined in Article XII) of ten percent (10%) or less of the Company’s issued and outstanding shares of common stock (the “Common Stock”) and (ii) permit Company’s board of directors (the “Board”) to, among other things, “terminate all voting rights attributable to the Holdings” of any shareholder that violates the ownership limitation contained therein.1

Based on a Schedule 13G/A filed January 17, 2022, it appears that BlackRock, Inc. (“BlackRock”) is the beneficial owner of 13.8% of the issued and outstanding shares of Common Stock.2 Please indicate as soon as possible (i) whether the Board has waived Article XII’s purported ownership limitation with respect to BlackRock and, if not, (ii) whether the Board intends to “terminate all voting rights attributable to the Holdings” of BlackRock or take any other action to enforce the provisions of Article XII with respect to BlackRock.

Given the upcoming election of directors, I believe all shareholders have an interest in knowing whether the Board intends to limit, restrict or otherwise interfere in the voting rights of any shareholder.

Your prompt attention to this matter is appreciated.

/s/ J. Abbott R. Cooper

1 https://www.sec.gov/Archives/edgar/data/834285/000095015917000077/ex3-1.htm.

2 https://www.sec.gov/Archives/edgar/data/0000834285/000083423722002091/us7604161072_012722.txt.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania Company (the “Company”).

DRIVER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, Peter B. Bartholow, Pamela D. Bundy and Richard H. Sinkfield III.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 697,353 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”). As of the date hereof, Driver Opportunity beneficially owns directly 340,496 shares of Common Stock, including 1,000 shares held in record name. As the investment advisor of certain managed accounts (the “Managed Accounts”), Driver Management may be deemed to beneficially own 334,925 shares of Common Stock (consisting of shares of Common Stock held in the Managed Accounts). Driver Management, as the general partner of Driver Opportunity, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity and held in the Managed Accounts. Mr. Cooper, as the Managing Member of Driver Management, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity and held in the Managed Accounts. As of the date hereof, Mr. Bartholow directly beneficially owns 6,000 shares of Common Stock. As of the date hereof, Ms. Bundy directly beneficially owns 10,000 shares of Common Stock. As of the date hereof, Mr. Sinkfield directly beneficially owns 5,932 shares of Common Stock.